Exhibit 99.1

               ERF Wireless Reports First Quarter 2007
                               Results

  Progress on US-BankNet Development and Fiber-to-the-Home Agreement
               Position Company for Solid Growth in 2007

    LEAGUE CITY, Texas--(BUSINESS WIRE)--May 22, 2007--ERF Wireless (OTCBB:ERFW), a leading provider of enterprise-class wireless and broadband products and services, announced today that the company has filed its Form 10-QSB with the Securities and Exchange Commission reporting results for the first quarter ended March 31, 2007.

    Dr. H. Dean Cubley, CEO of ERF Wireless, commented, "Although the timing of our first quarter report doesn't allow us to fully reflect in this 10Q the significant progress we've already made this year, the company is well-positioned to achieve solid revenue growth in 2007. We spent the first quarter of 2007 designing and developing the Louisiana portion of our US-BankNet system, a secure, nationally planned, enterprise-class wireless network for the banking industry. We also focused our efforts on expanding our product and service offerings for financial institutions as well as upscale gated communities in order to close significant new contracts in the near future that will contribute to solid revenue increases for the balance of 2007."

    For the first quarter of 2007, the company reported total net sales of $505,000, a decrease of 41% compared with $862,000 in the first quarter of 2006. The decrease in revenue during the first quarter of 2007 as compared to the revenue generated in the first quarter of 2006 was primarily attributed to the timing of new contracts and the focus of the ERF Wireless engineering and sales team in preparing and pricing the company's new US-BankNet system in the state of Louisiana. This preparation, now complete, was required before the company could sign any significant new contracts with banks operating over its US-BankNet. The company also reported Loss from Operations of $1,128,000 for the first quarter of 2007, as compared to a Loss from Operations of $1,321,000 for the first quarter of 2006. The decrease in Loss from Operations was primarily attributed to an overall decrease in operating expenses totaling $259,000 for the first quarter of 2007 as compared to the same period a year ago. Cash used for operating activities in the first quarter of 2007 was $534,000, down from $799,000 in the first quarter of 2006. Primary and fully-diluted Net Loss per share for the company's first quarters of 2007 and 2006 were ($0.05) and ($0.08), respectively.

    RECENT EVENTS

    Subsequent to the quarter ended March 31, 2007, the company:

    -- Signed an agreement in excess of $2 million with the El Dorado Golf and Beach Club of San Jose del Cabo, Mexico, to provide a complete Fiber-to-the-Home (FTTH) network with a voice, video and data system for the entire development that includes the operations of the private club, as well as all of the multi-million dollar homes in this exclusive gated community.

    -- Forged strategic partnerships with several companies to deliver secure high-quality voice applications and phone products to the banking industry utilizing the company's proprietary CryptoVue system. VoIPNet, the company's new comprehensive telecommunications solution, will allow financial institutions to dramatically improve efficiencies, while reducing recurring long distance and expensive Telco circuit charges.

    --  Signed a VoIP agreement with Iberville Bank & Trust in
        Louisiana.

    -- Signed a VoIP agreement with Jeff Davis Bank valued in excess of $225,000.

    The company expects to complete the construction of the El Dorado voice, video, and data FTTH network and a major portion of its US-BankNet across the state of Louisiana within the next few months. It also anticipates entering into additional banking network and FTTH agreements during the balance of calendar 2007 and, accordingly, will be recognizing the associated revenues for these projects on a percentage of completion method of accounting in subsequent quarters of 2007. The revenues associated with monitoring, support and maintenance services, leased fiber transport fees, Internet fees and network backbone VPN fees will be recognized as such services are provided over the term of the supplemental agreements. The company also is continuing to expand its wireless Internet service provider
(WISP) customer base and the associated growing recurring revenue base generated by these services.

    About ERF Wireless

    ERF Wireless Inc. is a fully reporting public corporation (OTCBB:ERFW) that specializes in providing secure wireless and broadband product and secure service solutions to banking and commercial clients on a national and international basis. Its principals have been in the network integration, triple-play FTTH, IPTV content delivery, Internet banking and encryption technology businesses for over twenty years and have constructed encrypted, wireless broadband networks, fiber to the home projects, as well as secure Internet banking solutions for hundreds of banks across America. For more information about ERF Wireless, please visit www.erfwireless.com or call 281-538-2101. (ERFWG)

    Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: ERF Wireless Inc.
             Clareen O'Quinn, 281-538-2101 ext. 113
             coquinn@erfwireless.com